CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bacterin International Holdings, Inc.

We hereby consent to the use of our report dated April 7, 2011, with respect to the consolidated balance sheets of Bacterin International Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009, incorporated by reference in Form S-3 to be filed on or about July 11, 2011.  We also consent to the use of our name and the reference to us in the Experts section of the Form S-3.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
July 11, 2011